Exhibit 99.1

IO Biotech Provides Update Following Pre-BLA Meeting with FDA

•	FDA recommends that IO Biotech not submit a Biologics License Application (BLA) based on the data from the IOB-013 clinical trial

•	Company plans to design new registrational study for Cylembio for the treatment of first-line patients with advanced melanoma

•	Company implementing a restructuring, reducing its workforce by approximately 50 percent

New York, NY – September 29, 2025: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today provided an update on the regulatory pathway for Cylembio® (imsapepimut and etimupepimut, adjuvanted) following a pre-BLA meeting with the U.S. Food and Drug Administration (FDA). The FDA has recommended that IO Biotech not submit a BLA based on the data from the IOB-013 clinical trial. As previously announced, in the IOB-013 trial, treatment with Cylembio plus pembrolizumab improved progression free survival (PFS), however the results narrowly missed statistical significance. The company plans to continue the dialogue with FDA to align on the design of a potential new registrational study for Cylembio.

“We had a productive meeting with the FDA; while this is not the outcome we had hoped for, we respect the FDA’s feedback and remain confident in the therapeutic potential of Cylembio,” said Mai-Britt Zocca, PhD, president and chief executive officer of IO Biotech. “We look forward to continuing the dialogue with the FDA to align on the design for a potential new registrational study. Additionally, we plan to discuss the data from our IOB-013 study with European regulators and determine a path to submission in the EU.”

The company is implementing a plan to conserve capital while it pursues a pathway to regulatory approval for Cylembio and works to complete ongoing studies. The company currently has capital to run its operations into the first quarter of 2026 and is restructuring to reduce the company’s ongoing expense structure. The company expects to incur a non-recurring charge of between $1.0 - $1.5 million in the third quarter of 2025 related to the restructuring, which includes an approximate 50 percent reduction in full-time employees.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the Phase 3 trial was completed rapidly by December 2023 with topline results from this trial reported in the third quarter of 2025. Enrollment in the two ongoing company-sponsored Phase 2 clinical trials is complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA (known as MSD outside of the US and Canada).

About the IOB-013/KN-D18 Phase 3 Clinical Trial

IOB-013/KN-D18 (ClinicalTrials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Enrollment in the trial was completed by December 2023 with a total of 407 patients enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study was progression free survival. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. The company reported topline results from this trial in the third quarter of 2025. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including statements regarding the regulatory pathway for Cylembio/IO102-IO103, the timing or outcome of communications with regulatory authorities including the FDA and EMA, the timing or outcome of the submission of marketing applications, including a BLA, for Cylembio, the timing or outcome of the launch of Cylembio, and statements regarding other current or future clinical trials, their timing, progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Edelman

917-498-1967

julie.funesti@edelman.com

3